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                                                                    EXHIBIT 3.3


                    By-laws of ComStar Communications, Inc.
              Incorporated Under the Laws of the State of Georgia

            Registered Agent:           Dr. Sam F. Dayton
            Registered Office Address:  419 Bradford ST NW A-2
                                        Gainesville, Georgia 30501


         ARTICLE I - REGISTERED AGENT AND REGISTERED OFFICE. The name and address of the registered agent, which is the same address as the registered office, is stated at the beginning of these by-laws. The corporation may have other offices or branches as determined by the board of directors.

         ARTICLE II - FISCAL YEAR. The fiscal year of the corporation may be established by the board of directors and changed from time to time as business needs dictate. The initial fiscal year of the corporation shall run from 12:01 a.m. on the first day of January each year until midnight on the last day of December.

         ARTICLE III - MEETINGS OF SHAREHOLDERS.

1. PLACE - Shareholders' meetings shall be held at the registered office of the corporation or at another location determined by the board of directors and stated in the notice of the meeting.

2. DATE - The date of the annual meeting of shareholders shall be on the first Tuesday after April 15th of each year, unless changed by a vote of the board of directors.

3. PURPOSE - The purpose of the annual meeting shall be to elect a board of directors and transact other business as may come before the meeting.

4. SPECIAL MEETINGS - Special meetings of the shareholders may be called by the president, two directors or by the holders of at least 25% of the shares entitled to vote at a meeting. A special meeting may be called anytime for any business reason, unless otherwise prohibited by statute. Such meetings shall be held at the registered office of the corporation.

5. NOTICE - Written notice stating the place, day and time of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 50 days before the date of the meeting. If mailed, such notice shall be considered to be delivered when deposited in the United States Postal Service, addressed to the shareholder at his/her address as it appears on the stock transfer books of the corporation, with the correct amount of first class postage on it.

6. FIXING RECORD DATE - For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or for the purpose of any other action, the board of directors shall fix in advance a date as a record date. The date shall not be more than 50 nor less than 10 days before the meeting, nor more than 50 days prior to any other action.

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Page 2. Bylaws of ComStar Communications, Inc. Article III continued.


7. QUORUM - At any meeting of shareholders a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum. The shareholders present in person or by proxy at such meeting may continue to do business until adjournment even if this means the withdrawal of enough shareholders to leave less than a quorum. If a quorum is not present, the shareholders present in person or by proxy may adjourn to a date they agree upon,

8. PROXIES - At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or his/her duly authorized attorney in fact. A proxy is not valid after the expiration of 11 months from its date unless otherwise provided in the proxy. A proxy is not invalidated by the death or incompetency of the shareholder, unless, before the authority is exercised, written notice of such an adjudication is received by the corporate office responsible for maintaining the list of shareholders.

9. VOTING - Each outstanding share is entitled to one vote on each matter submitted to a vote. A vote may be cast either orally or in writing in person or by proxy. All elections for directors shall be decided by plurality vote; all other matters shall be decided by majority vote.

10. WAIVER OF NOTICE - Notice of meeting need not be given to any shareholder who signs a waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or in proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by the shareholder.

11. WRITTEN CONSENT OF SHAREHOLDERS - Any action may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action taken, is singed by the holders of all the outstanding shares entitled to vote on the matter.

12. PARTICIPATION BY TELECOMMUNICATIONS - Participation in a shareholders' meeting may be by means of conference telephone, or similar communications equipment. All persons participating in the meeting must be able to hear each other, be advised of the use of such equipment, and be provided with the names of individuals using such equipment.

13. ORDER OF BUSINESS - The order of business at all meetings of the shareholders, shall be as follows: a) Roll call; (b) Proof of notice of meeting or waiver of notice; (c) Reading minutes of the preceding meeting; (d) Reports of officers; (e) Report of committees; (f) Election of directors; (g) Unfinished business; (h) New business; (i) Adjournment.

         ARTICLE IV - DIRECTORS.

1. GENERAL POWERS - The corporation shall be managed by the board of directors.

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Page 3.  Bylaws of ComStar Communications, Inc. Article IV continued.


2. NUMBER AND TENURE OF DIRECTORS - The number of directors shall be at least one. Each director shall hold office until the next annual meeting of shareholders and until his/her successor shall have been elected and qualified.

3. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. A vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the board of directors even if there is less than a quorum of the board of directors. The board of directors so chosen shall hold office until the next annual election of the board of directors by shareholders.

4. REGULAR AND SPECIAL MEETINGS. (a) Regular meetings may be held without notice as determined by the board of directors and must be held at least annually. (b) Special meetings may be called by the president or at least 2 directors on 2 day's notice by mail or 24 hours notice by a telephone or facsimile communication. A brief indication of the nature of the business to be transacted shall be made part of the notice. If mailed, the notice shall be considered delivered when deposited in the United States mail. The notice must be properly addressed and have the correct amount of postage on it. If the notice is by telephone or facsimile, it shall be considered delivered when placed. Records of such notice shall be maintained until the subsequent meeting of the board of directors. (c) Participation in a regular or special meeting may be by means of conference telephone or similar electronic communications equipment. All persons participating in the meeting must be able to hear each other, be advised of the use of such equipment, and be provided with the names of individuals using the equipment.

5.       QUORUM. A quorum shall consist of a majority of the board of directors.

6. ACTION BY BOARD WITHOUT A MEETING. Any action required or permitted to be taken pursuant to authorization voted at a meeting of the board of directors or a committee of the board, may be taken without a meeting if before or after the action all member of the board of directors or committee consent to it in writing. The written consents shall be filed with the minutes of the proceedings of the board of directors or committee.

7. WAIVER OF NOTICE. Attendance of a director at a meeting constitutes a waiver of notice of the meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

8. REMOVAL. Any director may be removed with or without cause by a majority vote of the shareholders.

9. EXECUTIVE AND OTHER COMMITTEES. The board of directors, by resolution, may designate from among its members, to the extent allowable by statute, an executive committee and other committees, each consisting of one or more directors. Each committee shall serve at the pleasure of the board of directors.


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Page 4. Bylaws of ComStar Communications, Inc.


         ARTICLE V - OFFICERS.

1. NUMBER. The officers of the corporation shall be a president, a chief executive officer, vice presidents in any number determined by the board including an executive vice president, a secretary and a treasurer. From time to time, the board of directors may elect or appoint other officers as needed for the efficient operation of the company.

2. SALARIES. Consistent with applicable laws, the salaries and benefits of the officers shall be established by the board of directors.

3. REMOVAL. (a) Any officer or agent elected or appointed by the board of directors may be removed by the board of directors whenever, in its judgment, the best interests of the corporation will be served. (b) An officer or agent elected by the shareholders may be removed only by vote of the shareholders, unless the shareholders shall have authorized the board of directors to remove such officer or agent, but the authority of such officer or agent to act for the corporation may be suspended by the board for cause.

4. PRESIDENT. The president shall be the principal officer of the company and shall be charged with the overall management of company affairs of all types. Subject to the control of the board of directors, the president shall supervise and control all of the business of the corporation. The president shall, when present, preside at all meetings of the shareholders and of the board of directors. The president shall have authority to institute or defend legal proceedings when the directors are deadlocked. All agreements, bank accounts, and contracts must have the approval of and bear the signature of the president in order to be valid.

5. CHIEF EXECUTIVE OFFICER. The chief executive officer shall manage the operational affairs of the company to include sales, engineering, network operations, and other areas directly related to the development and delivery of the technical products and services of the company.

6. VICE-PRESIDENT. In the absence of the president or in the event of the president's death, inability, or refusal to act, the vice-president shall have all the powers and functions of the president and shall perform such other duties as the board of directors shall determine. If there is more than one vice-president, then the executive vice-president, in the event of the above listed disabilities, shall have all the powers and functions of the president and shall perform, under the guidance of the board of directors, such other duties as the board of directors shall determine.

7. SECRETARY. The secretary shall: (a) Attend all meetings of the board of directors and of the shareholders; (b) Record all votes and minutes of all proceedings in a book to be kept for that purpose; (c) Give notice of all meetings of shareholders and of special meetings of the board of directors; (d) Keep in safe custody the seal of the corporation and affix it to any instrument when authorized by the board of directors; (e) When required, prepare and make available at each meeting of shareholders a certified list in alphabetical order of the names of shareholders entitled to vote, indicating the number of shares of each respective class held by each; (f) Keep all the documents and records of the corporation as required by law or otherwise in a proper and safe manner; and (g)

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Page 5. Bylaws of ComStar Communications, Inc. Article V, Item 6. continued.


Perform such other duties as may be assigned by the board of directors or president.

7. TREASURER. The treasurer shall: (a) Have the custody of the corporate funds and securities; (b) Keep full and accurate accounts of receipts and disbursements in the corporate books; (c) Deposit all money and other valuables in the name and to the credit of the corporation in such depositories as may be designated by the board of directors; (d) Disburse the funds of the corporation as may be ordered or authorized by the board of directors and keep vouchers for such disbursements', (e) Give to the president and board of directors at the regular meetings of the board of directors, or whenever they require it, an account of all his/her transactions as treasurer and of the financial condition of the company; (f) Give a full financial report at the annual meeting of the shareholders, if so requested; (g) Perform other duties assigned by the board of directors or president; and (h) If required by the board of directors, give a bond for the faithful discharge of his/her duties in an amount and with such surety or sureties as the board of directors shall determine.

         ARTICLE VI - CERTIFICATES FOR SHARES.

1. CERTIFICATES FOR SHARES. Certificates representing shares of the company shall be in the form determined by the board of directors. Such certificates shall be signed by the president and by the secretary or by such other officers authorized by law and by the board of directors. All certificates for shares and date of issue shall be entered on the stock transfer books of the company. All certificates surrendered to the company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares is surrendered and canceled, except that in the case of a lost, destroyed or mutilated certificate, a new one may be issued upon such terms and indemnity to the corporation as the board of directors may determine.

2. TRANSFER OF SHARES. (a) Upon surrender to the company or the transfer agent of the company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the company to issue a new certificate to the person entitled to it, and cancel the old certificate; every transfer shall be entered on the transfer books of the company which shall be kept at its principal office. (b) The company shall be entitled to treat the holder of record of any share as the holder in fact of it, shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any person whether or not it shall have express or other notice thereof, except as expressly provided by the laws of this state.

         ARTICLE VII - INDEMNIFICATION.

         The company shall indemnify to the extent allowed by the corporation statutes of the State of Georgia any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the company or served any other enterprise at the request of the company. The person to be indemnified must have acted in good faith and in a manner he/she reasonably believed to be in or not

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Page 6. Article VII - Indemnification continued.


opposed to the best interests of the company or its shareholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful.

         ARTICLE VII - DIVIDENDS.

         The board of directors may declare and pay dividends or make other distributions in cash, its bonds or its property, including the shares or bonds of other companies, on its outstanding shares.

         ARTICLE IX - AMENDMENTS.

         These by-laws may be altered, amended or repealed and new by-laws may be adopted by a vote of the shareholders representing a majority of all the shares issued and outstanding at any annual shareholders' meeting or at any special shareholders' meeting when the proposed amendment has been stated in the notice of such meeting.